Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

October 26, 2011

To the Board of Directors of

Rolling Technologies, Inc.

Kuala Lumpur

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC, hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Rolling Technologies, Inc. of our report dated October 24, 2011, relating to the financial statements of Rolling Technologies, Inc., a Nevada Corporation, for the years ending July 31, 2011 and 2010 and for the period from July 27, 2007 (date on inception) to July 31, 2011.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC